News Release

Investor Contact:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

Rhino Resource Partners LP Announces

Third Quarter 2016 Financial and Operating Results

LEXINGTON, KY (November 4, 2016) – Rhino Resource Partners LP (OTCQB: RHNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended September 30, 2016. For the quarter, the Partnership reported a net loss of $3.8 million and Adjusted EBITDA of $5.6 million, compared to a net loss of $9.3 million and Adjusted EBITDA of $2.8 million in the third quarter of 2015. Diluted net loss per common unit was $0.41 for the quarter compared to diluted net loss per common unit of $3.13 for the third quarter of 2015. Total revenues for the quarter were $43.4 million, with coal sales generating $41.0 million of the total, compared to total revenues of $51.9 million and coal revenues of $45.5 million in the third quarter of 2015. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

The Partnership continued the suspension of the cash distribution for its common units for the current quarter. No distributions will be paid for common or subordinated units for the quarter ended September 30, 2016.

Joe Funk, Chief Executive Officer of Rhino’s general partner, stated, “The sale of our Elk Horn coal leasing business, our strong cash generation and continued support of our sponsor, Royal Energy Resources, Inc. (OTCQB:ROYE) (“Royal”), allowed us to reduce our debt by over $10 million during the third quarter and almost $14 million year-to-date. Our focus on cash generation resulted in positive cash flow from operations and Adjusted EBITDA during the quarter and year-to-date. We remain on track to meet the requirements to extend the maturity of our credit agreement to December 2017. We continue to work toward the closing of the previously announced equity exchange agreement with Yorktown Partners LLC.

The recent rally in coal prices, particularly met coal prices, has provided us the opportunity to execute favorable sales contracts for 2017 that provide us with substantial upside opportunity if we can continue to control our costs. We have fully sold out our Central Appalachia and Pennyrile operations for 2017 and we have base-load sales at our Castle Valley operation in the Western Bituminous region and our Hopedale operation in Northern Appalachia for next year.

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Our continued commitment to safety is evident as our Tug Fork preparation plant and Rob Fork preparation plant in Central Appalachia both received certificates of achievement in safety for 2015 from the Mine Safety and Health Administration. In addition, our Castle Valley operation in Utah received an award as the 2015 safe coal operator of the year from the Labor Commission of the State of Utah and the Office of Coal Mine Safety. We are very proud of the employees that earned these awards and these recognitions are an indication of the constant focus on safety that our entire workforce strives for every day.

All of our Central Appalachia mining complexes were in operation during the third quarter as the upturn in the global met coal market allowed us to secure coal sales for the remainder of 2016 and we have fully sold out our current steam and met coal production capacity at our Central Appalachia operations for 2017. We may add additional production capacity for 2017 in Central Appalachia if we can obtain coal sales at prices that justify the capital expansion dollars required to increase our production capabilities.

Continued productivity improvements at Pennyrile have lowered costs and improved the coal recovery rates at this operation compared to the prior year. Pennyrile has been a positive cash flow producer for Rhino during 2016 as we have increased production and sales to meet our contracted positions. Pennyrile is fully contracted for 2017 at current production levels with 1.3 million tons forecast to be produced and sold next year. We are confident Pennyrile will be a positive cash flow provider for the Partnership during 2017 at these production and sales levels. Pennyrile gives us additional diversification and we expect it to be a significant generator of stable cash flow as it ramps up to its full potential run rate of two million tons per year.

In Northern Appalachia, our Hopedale operation has continued to fulfill its contracted sales orders as customers have accepted their shipments. We recently agreed upon a new sales contract for Hopedale for approximately 500,000 tons from November 2016 through December 2017, which provides Hopedale with a base level of sales through next year. We continue to seek additional sales contracts for Hopedale to bring it to full production capacity for 2017. Our Sands Hill operation in Northern Appalachia continued to produce positive results in the quarter as we continue to control costs as we prepare this operation to cease coal production at the end of 2016. At Rhino Western, we have fully contracted sales for the first half of 2017 at our Castle Valley operation as well as a base level of sales for the last six months of 2017. We continue to explore additional sales for our remaining open positions at Castle Valley and we expect this operation to be a positive cash flow contributor during 2017 at the current sales level booked for next year.

Overall, we are encouraged by the recent price rally in the coal markets and we believe upside exists for Rhino next year as we continue to focus on cost and cash generation to bring added value to our unitholders.”

Coal Operations Update

Pennyrile

●	Pennyrile’s sales are fully contracted through 2016 and 2017 at current production levels.

●	Productivity improvements at Pennyrile have lowered costs, improved coal recovery rates and turned this operation into a positive cash flow producer during the first nine months of 2016.

●	Rhino’s Pennyrile operations produced approximately 284,000 tons during the third quarter while coal sales were approximately 305,000 tons.

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Northern Appalachia

●	For the third quarter, year-over-year coal revenues per ton decreased slightly by $0.38 to $58.75 due to a higher mix of lower priced tons shipped from our Sands Hill operation during the third quarter of 2016.

●	Sales volume was 149,000 tons, versus 264,000 tons in the prior year and 161,000 tons in the prior quarter. Sales were lower year-to-year due to decreased sales volumes from our Hopedale operation due to weak steam coal market conditions in Northern Appalachia caused by low-priced natural gas.

Rhino Western

●	Coal revenues per ton in the quarter increased to $39.00 versus $37.13 in the prior year and $38.70 in the prior quarter. Coal revenues per ton increased due to higher contracted prices for coal from Rhino’s Castle Valley mine. Sales volume was 185,000 tons versus 234,000 tons in the prior year and 215,000 tons in the prior quarter.

●	Cost of operations per ton was $28.82 versus $30.91 in the prior year and $29.54 in the prior quarter. Castle Valley had lower maintenance and other expenses in the current quarter, which led to the quarter-to-quarter decrease in cost of operations per ton.

Central Appalachia

●	Coal revenues per ton in the quarter was $57.91 versus $49.59 in the prior year and $63.03 in the prior quarter. Metallurgical coal revenue per ton in the quarter was $63.95 versus $81.85 in the prior year and $83.72 in the prior quarter. Steam coal revenue in the quarter was $52.07 per ton versus $44.39 in the prior year and $51.99 in the prior quarter. Sales volume was 180,000 tons in the quarter versus 232,000 in the prior year and 88,000 tons in the prior quarter.

●	Cost of operations per ton in the quarter was $38.51 versus $63.19 in the prior year and $33.95 in the prior quarter.

Discontinued Operations

In August 2016, the Partnership announced it entered into an agreement to sell its Elk Horn coal leasing company to a third party for total cash consideration of $12.0 million. The Partnership received $10.5 million in cash consideration upon the closing of the Elk Horn transaction and the remaining $1.5 million of consideration will be paid in equal monthly installments of $150,000 beginning in September 2016 through June 2017. Elk Horn is a coal leasing company located in eastern Kentucky that has provided Rhino with coal royalty revenues from coal properties owned by Elk Horn and leased to third party operators. As of December 31, 2015, Elk Horn controlled approximately 100 million tons of proven and probable steam coal reserves. During the second quarter of 2016, the Partnership evaluated the Elk Horn assets for potential impairment based upon the initial purchase price offered by the third party and the continued deterioration of the central Appalachia steam coal markets that had adversely affected Elk Horn’s financial results. The Partnership’s impairment analysis determined that a potential impairment existed since the carrying amount of the Elk Horn long-lived asset group exceeded the cash flows that would be generated from the purchase price offered from the third party. Based on a market approach used to estimate the fair value of the Elk Horn long-lived asset group, the Partnership recorded total asset impairment charges of approximately $118.7 million related to Coal properties as of June 30, 2016. The disposal of the Elk Horn assets and liabilities in August 2016 resulted in an additional loss of $0.5 million. The total loss on the Elk Horn disposal as well as the previous operating results of Elk Horn have been reclassified and reported on the (Loss)/gain from discontinued operations on the Partnership’s unaudited condensed consolidated statements of operations and comprehensive income for the three and nine months ended September 30, 2016 and 2015. The current and non-current assets and liabilities previously related to Elk Horn have been reclassified to the appropriate held for sale categories on the Partnership’s unaudited condensed consolidated statements of financial position for the year ended December 31, 2015.

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Capital Expenditures

●	Maintenance capital expenditures for the third quarter were approximately $0.5 million.

●	Expansion capital expenditures for the third quarter were approximately $1.0 million.

Sales Commitments

The table below displays Rhino’s committed coal sales for the periods indicated.

	Q4 2016		Year 2017
	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$47.96	402,500	$47.48	1,710,000
Rhino Western	$38.72	205,900	$38.22	700,000
Central Appalachia	$59.20	260,540	$68.73	1,163,800
Total	$49.74	868,940	$52.59	3,573,800

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA. Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, while also excluding certain non-cash and/or non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the operating performance of the Partnership’s segments. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Because not all companies calculate Adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

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Coal Revenues Per Ton. Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton. Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended September, 2016 included:

●	Adjusted EBITDA from continuing operations of $5.5 million and net loss from continuing operations of $3.2 million compared to Adjusted EBITDA from continuing operations of $1.2 million and a net loss from continuing operations of $10.4 million in the third quarter of 2015.

●	Basic and diluted net loss per common unit from continuing operations of $0.35 compared to basic and diluted net loss per common unit from continuing operations of $3.49 for the third quarter of 2015.

●	Coal sales were 0.8 million tons, which was a decrease of 12.9% compared to the third quarter of 2015, primarily due to lower sales from Central Appalachia due to weak demand for met and steam coal from this region.

●	Total revenues and coal revenues of $43.4 million and $41.0 million, respectively, compared to $51.9 million and $45.5 million, respectively, for the same period of 2015.

●	Coal revenues per ton of $50.09 compared to $48.38 for the third quarter of 2015, an increase of 3.5%.

●	Cost of operations from continuing operations of $35.2 million compared to $47.7 million for the same period of 2015.

●	Cost of operations per ton from continuing operations of $43.07 compared to $50.73 for the third quarter of 2015, a decrease of 15.1%.

Total coal revenues decreased approximately 9.8% primarily due to fewer steam coal tons sold in Northern Appalachia, partially offset by increased sales from our Pennyrile mine in the Illinois Basin. Coal revenues per ton increased primarily due to a higher mix of higher priced met coal tons sold in Central Appalachia compared to the prior period. Total cost of operations decreased primarily due to lower costs in Central Appalachia and Northern Appalachia as production was reduced in these regions in response to weak market demand, partially offset by increased costs from higher production at the Pennyrile mine in the Illinois Basin. The decrease in the cost of operations on a per ton basis was primarily due to a decrease from our Central Appalachia segment as we idled a majority of operations beginning in the third quarter of 2015 to reduce excess coal inventory, which resulted in lower production and higher cost of operations per ton during this 2015 period.

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Results for the nine months ended September 30, 2016 included:

●	Adjusted EBITDA from continuing operations of $14.9 million and net loss from continuing operations of $9.0 million compared to Adjusted EBITDA from continuing operations of $5.7 million and a net loss from continuing operations of $26.9 million in the first nine months of 2015. Adjusted EBITDA and net loss from continuing operations for the first nine months of 2016 were benefited by approximately $3.9 million from a prior service cost benefit resulting from the cancellation of the postretirement benefit plan at the Partnership’s Hopedale operation. Including the loss from discontinued operations of approximately $117.9 million, our total net loss and Adjusted EBITDA for the nine months ended September 30, 2016 were $126.9 million and $16.7 million, respectively. Including net income from discontinued operations of approximately $5.6 million, total net loss and Adjusted EBITDA for the nine months ended September 30, 2015 were $21.3 million and $13.1 million, respectively.

●	Basic and diluted net loss per common unit from continuing operations of $1.45 compared to basic and diluted net loss per common unit from continuing operations of $8.99 for the first nine months of 2015.

●	Coal sales were 2.4 million tons, which was a decrease of 13.8% compared to the first nine months of 2015, primarily due to lower sales from Central Appalachia due to weak demand for met and steam coal from this region, partially offset by increased sales from the Pennyrile operation.

●	Total revenues and coal revenues of $124.3 million and $116.7 million, respectively, compared to $158.3 million and $139.5 million, respectively, for the same period of 2015.

●	Coal revenues per ton of $48.52 compared to $49.96 for the first nine months of 2015, a decrease of 2.9%.

●	Cost of operations from continuing operations of $98.2 million compared to $139.7 million for the same period of 2015.

●	Cost of operations per ton from continuing operations of $40.77 compared to $50.05 for the first nine months of 2015, a decrease of 18.6%.

Total coal revenues decreased approximately 16.3% primarily due to fewer steam coal tons sold in Central Appalachia, partially offset by increased sales from the Pennyrile mine in the Illinois Basin. Coal revenues per ton decreased primarily due to a larger mix of lower priced tons from the Pennyrile mine. Total cost of operations decreased primarily due to lower costs in Central Appalachia and Northern Appalachia as production was reduced in these regions in response to weak market demand, partially offset by increased costs from higher production at the Pennyrile mine in the Illinois Basin. The decrease in the cost of operations on a per ton basis was primarily due to a decrease from the Pennyrile mine in the Illinois Basin as production was increased and optimized during the nine months ended September 30, 2016 compared to the same period in 2015, as well as a $3.9 million benefit in Northern Appalachia during the nine months ended September 30, 2016 from a prior service cost benefit resulting from the cancellation of the postretirement benefit plan at the Hopedale operation.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. For the quarter ended September 30, 2016, the Partnership had four reportable business segments: Central Appalachia, Northern Appalachia, Rhino Western and Illinois Basin. Additionally, the Partnership has an Other category that includes its ancillary businesses.

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(In millions, except per ton data and %)	Third Quarter 2016	Third Quarter 2015	% Change* 3Q16 / 3Q15	Year to Date 2016	Year to Date 2015	% Change* 2016 / 2015
Central Appalachia
Coal revenues	$10.4	$11.5	(9.5)%	$21.6	$40.4	(46.6)%
Total revenues	$10.4	$15.0	(30.3)%	$21.7	$49.7	(56.4)%
Coal revenues per ton*	$57.91	$49.59	16.8%	$58.62	$57.54	1.9%
Cost of operations	$6.9	$14.7	(52.8)%	$12.5	$38.9	(68.0)%
Cost of operations per ton*	$38.51	$63.19	(39.1)%	$33.86	$55.41	(38.9)%
Tons produced	0.212	0.094	124.2%	0.408	0.626	(34.8)%
Tons sold	0.180	0.232	(22.5)%	0.368	0.702	(47.6)%
Northern Appalachia
Coal revenues	$8.8	$15.7	(43.9)%	$24.6	$44.7	(44.9)%
Total revenues	$11.0	$18.4	(40.3)%	$31.7	$52.5	(39.6)%
Coal revenues per ton*	$58.75	$59.13	(0.7)%	$56.91	$58.18	(2.2)%
Cost of operations	$7.8	$13.1	(40.8)%	$18.5	$37.8	(51.2)%
Cost of operations per ton*	$52.13	$49.68	4.9%	$42.67	$49.27	(13.4)%
Tons produced	0.138	0.249	(44.7)%	0.397	0.751	(47.2)%
Tons sold	0.149	0.264	(43.6)%	0.433	0.768	(43.6)%
Rhino Western
Coal revenues	$7.2	$8.7	(17.0)%	$25.1	$27.2	(7.7)%
Total revenues	$7.2	$8.7	(17.0)%	$25.1	$27.2	(7.7)%
Coal revenues per ton*	$39.00	$37.13	5.0%	$38.55	$37.23	3.5%
Cost of operations	$5.3	$7.2	(26.3)%	$19.9	$24.1	(17.6)%
Cost of operations per ton*	$28.82	$30.91	(6.8)%	$30.47	$32.98	(7.6)%
Tons produced	0.209	0.263	(20.3)%	0.696	0.762	(8.7)%
Tons sold	0.185	0.234	(21.0)%	0.652	0.732	(10.9)%
Illinois Basin
Coal revenues	$14.6	$9.6	51.4%	$45.4	$27.2	67.1%
Total revenues	$14.6	$9.6	51.1%	$45.4	$27.4	65.8%
Coal revenues per ton	$47.97	$46.07	4.1%	$47.65	$46.06	3.4%
Cost of operations	$13.4	$10.5	28.3%	$39.9	$31.3	27.6%
Cost of operations per ton	$43.99	$49.86	(11.8)%	$41.81	$52.95	(21.0)%
Tons produced	0.284	0.229	23.8%	0.953	0.624	52.8%
Tons sold	0.305	0.209	45.4%	0.953	0.590	61.6%
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$0.2	$0.2	11.8%	$0.4	$1.5	(74.1)%
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$1.8	$2.2	(17.6)%	$7.4	$7.6	(2.4)%
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$41.0	$45.5	(9.8)%	$116.7	$139.5	(16.3)%
Total revenues	$43.4	$51.9	(16.3)%	$124.3	$158.3	(21.5)%
Coal revenues per ton*	$50.09	$48.38	3.5%	$48.52	$49.96	(2.9)%
Cost of operations	$35.2	$47.7	(26.1)%	$98.2	$139.7	(29.8)%
Cost of operations per ton*	$43.07	$50.73	(15.1)%	$40.77	$50.05	(18.6)%
Tons produced	0.843	0.836	0.9%	2.454	2.763	(11.2)%
Tons sold	0.818	0.940	(12.9)%	2.407	2.792	(13.8)%

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* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The activities performed by Rhino’s ancillary businesses do not directly relate to coal production. As a result, coal revenues per ton and cost of operations per ton are not presented for the Other category.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below. Note that the Partnership’s Northern Appalachia, Rhino Western and Illinois Basin segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)	Third Quarter 2016	Third Quarter 2015	% Change* 3Q16 / 3Q15	Year to Date 2016	Year to Date 2015	% Change* 2016 / 2015
Met coal tons sold	88.4	32.2	174.7%	135.4	158.9	(14.8)%
Steam coal tons sold	91.3	199.7	(54.3)%	232.5	543.2	(57.2)%
Total tons sold	179.7	231.9	(22.5)%	367.9	702.1	(47.6)%

Met coal revenue	$5,654	$2,634	114.6%	$9,553	$12,654	(24.5)%
Steam coal revenue	$4,753	$8,865	(46.4)%	$12,016	$27,743	(56.7)%
Total coal revenue	$10,407	$11,499	(9.5)%	$21,569	$40,397	(46.6)%

Met coal revenues per ton	$63.95	$81.85	(21.9)%	$70.55	$79.65	(11.4)%
Steam coal revenues per ton	$52.07	$44.39	17.3%	$51.67	$51.07	1.2%
Total coal revenues per ton	$57.91	$49.59	16.8%	$58.62	$57.54	1.9%

Met coal tons produced	108.0	26.5	307.7%	165.8	201.7	(17.8)%
Steam coal tons produced	104.0	67.9	52.6%	242.3	424.5	(42.9)%
Total tons produced	212.0	94.4	124.2%	408.1	626.2	(34.8)%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

Third Quarter 2016 Financial and Operational Results Conference Call

The Partnership will not host a conference call this quarter. Any inquiries can be made to the Partnership’s investor relations department.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States. Additional information regarding Rhino is available on its web site – RhinoLP.com.

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Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Coal Operations Update.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates. Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: Rhino’s inability to obtain additional financing necessary to fund its capital expenditures, meet working capital needs and maintain and grow its operations or its inability to obtain alternative financing upon the expiration of its credit facility; Rhino’s future levels of indebtedness, liquidity and compliance with debt covenants; volatility and recent declines in the price of Rhino’s common units; sustained depressed levels of or decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; declines in demand for electricity and coal; current and future environmental laws and regulations, which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; the availability and prices of competing electricity generation fuels; a variety of operating risks, such as unfavorable geologic conditions, adverse weather conditions and natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; poor mining conditions resulting from the effects of prior mining; the availability and costs of key supplies and commodities such as steel, diesel fuel and explosives; fluctuations in transportation costs or disruptions in transportation services, which could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor, increased labor costs or work stoppages; Rhino’s ability to secure or acquire new or replacement high-quality coal reserves that are economically recoverable; material inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds, which could affect coal consumers and reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as changes resulting from low natural gas prices; changes in governmental regulation of the electric utility industry; Rhino’s ability to successfully diversify its operations into other non-coal natural resources; disruption in supplies of coal produced by contractors operating Rhino’s mines; defects in title in properties that Rhino owns or losses of any of its leasehold interests; Rhino’s ability to retain and attract senior management and other key personnel; material inaccuracy of assumptions underlying reclamation and mine closure obligations; and weakness in global economic conditions.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

SOURCE: (OTCBB: ROYE)

# # #

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RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF SEPTEMBER 30, 2016 AND DECEMBER 31, 2015

(in thousands)

	September 30, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$36	$59
Accounts receivable, net of allowance	13,272	12,597
Inventories	8,807	8,570
Prepaid expenses and other	7,945	6,220
Current assets held for sale	-	1,998
Total current assets	30,060	29,444
Net property, plant & equipment, incl coal properties, mine development and construction costs	187,731	225,570
Investment in unconsolidated affiliates	7,446	7,578
Other non-current assets	33,703	33,478
Non-current assets held for sale	-	108,596
TOTAL	$258,940	$404,666
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,789	$9,199
Current portion of long-term debt	-	41,479
Accrued expenses and other	10,531	11,861
Current liabilities held for sale	-	930
Total current liabilities	19,320	63,469
NON-CURRENT LIABILITIES:
Long-term debt	30,350	2,595
Asset retirement obligations	22,600	22,310
Other non-current liabilities	42,964	44,765
Non-current liabilities held for sale	-	3,599
Total non-current liabilities	95,914	73,269
Total liabilities	115,234	136,738
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Limited partners	136,722	253,312
Subscription receivable from limited partners	(2,000)	-
General partner	8,984	9,821
Accumulated other comprehensive income	-	4,795
Total partners’ capital	143,706	267,928
TOTAL	$258,940	$404,666

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RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2016	2015	2016	2015
REVENUES:
Coal sales	$40,992	$45,468	$116,777	$139,493
Other revenues	2,423	6,428	7,581	18,841
Total revenues	43,415	51,896	124,358	158,334
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	35,249	47,678	98,105	139,733
Freight and handling costs	385	709	1,451	1,915
Depreciation, depletion and amortization	6,489	7,838	18,341	24,456
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	4,305	2,866	12,248	11,805
Loss on asset Impairments	-	2,332	-	4,512
(Gain) on sale/disposal of assets—net	(125)	(453)	(420)	(435)
Total costs and expenses	46,303	60,970	129,725	181,986
INCOME/(LOSS) FROM OPERATIONS	(2,888)	(9,074)	(5,367)	(23,652)
INTEREST AND OTHER (EXPENSE)/INCOME :
Interest expense and other	(1,904)	(1,385)	(5,195)	(3,652)
Interest income and other	(54)	-	11	38
Gain on extinguishment of debt	1,663	-	1,663	-
Equity in net (loss)/income of unconsolidated affiliate	(27)	77	(132)	342
Total interest and other (expense)	(322)	(1,308)	(3,653)	(3,272)
NET (LOSS) BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(3,210)	(10,382)	(9,020)	(26,924)
NET (LOSS) FROM CONTINUING OPERATIONS	(3,210)	(10,382)	(9,020)	(26,924)
DISCONTINUED OPERATIONS
(Loss)/income from discontinued operations	(575)	1,076	(117,940)	5,666
NET (LOSS)	$(3,785)	$(9,306)	$(126,960)	$(21,258)

General partner’s interest in net (loss)/income:
Net (loss) from continuing operations	$(21)	$(208)	$(87)	$(538)
Net income from discontinued operations	(4)	22	(750)	113
General partner’s interest in net income/(loss)	$(25)	$(186)	$(837)	$(425)
Common unitholders’ interest in net (loss)/income:
Net (loss) from continuing operations	$(2,758)	$(5,840)	$(7,144)	$(15,143)
Net income from discontinued operations	(494)	605	(93,734)	3,187
Common unitholders’ interest in net income/(loss)	$(3,252)	$(5,235)	$(100,878)	$(11,956)
Subordinated unitholders’ interest in net (loss)/income:
Net (loss) from continuing operations	$(431)	$(4,334)	$(1,788)	$(11,243)
Net income from discontinued operations	(77)	449	(23,456)	2,366
Subordinated unitholders’ interest in net income/(loss)	$(508)	$(3,885)	$(25,244)	$(8,877)
Net (loss)/income per limited partner unit, basic:
Common units:
Net (loss) per unit from continuing operations	$(0.35)	$(3.49)	$(1.45)	$(8.99)
Net income per unit from discontinued operations	(0.06)	0.36	(18.98)	1.91
Net income/(loss) per common unit, basic	$(0.41)	$(3.13)	$(20.43)	$(7.08)
Subordinated units
Net (loss) per unit from continuing operations	$(0.35)	$(3.49)	$(1.45)	$(9.19)
Net income per unit from discontinued operations	(0.06)	0.36	(18.98)	1.91
Net income/(loss) per subordinated unit, basic	$(0.41)	$(3.13)	$(20.43)	$(7.28)
Net (loss)/income per limited partner unit, diluted:
Common units
Net (loss) per unit from continuing operations	$(0.35)	$(3.49)	$(1.45)	$(8.99)
Net income per unit from discontinued operations	(0.06)	0.36	(18.98)	1.91
Net income/(loss) per common unit, diluted	$(0.41)	$(3.13)	$(20.43)	$(7.08)
Subordinated units
Net (loss) per unit from continuing operations	$(0.35)	$(3.49)	$(1.45)	$(9.19)
Net income per unit from discontinued operations	(0.06)	0.36	(18.98)	1.91
Net income/(loss) per subordinated unit, diluted	$(0.41)	$(3.13)	$(20.43)	$(7.28)

Distributions paid per limited partner unit (1)	$-	$-	$-	$0.07
Weighted average number of limited partner units outstanding, basic:
Common units	7,906	1,671	4,937	1,670
Subordinated units	1,236	1,240	1,236	1,240
Weighted average number of limited partner units outstanding, diluted:
Common units	7,906	1,671	4,937	1,670
Subordinated units	1,236	1,240	1,236	1,240

(1) No distributions were paid on the subordinated units for the three and nine months ended September 30, 2016 and 2015.

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Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).

($ in millions)	Third Quarter 2016	Third Quarter 2015	Year to Date 2016	Year to Date 2015
Net (loss) from continuing operations	$(3.2)	$(10.4)	$(9.0)	$(26.9)
Plus:
Depreciation, depletion and amortization (DD&A)	6.5	7.8	18.3	24.5
Interest expense	1.9	1.4	5.2	3.6
EBITDA from continuing operations **	$5.2	$(1.2)	$14.6	$1.2
Plus: Provision for doubtful accounts (1)	2.0	-	2.0	-
Plus: Gain on extinguishment of debt and non-cash asset impairment charges (2)	(1.7)	2.3	(1.7)	4.5
Adjusted EBITDA from continuing operations	5.5	1.2	14.9	5.7
EBITDA from discontinued operations	0.1	1.6	1.8	7.4
Adjusted EBITDA	$5.6	$2.8	$16.7	$13.1

** Totals may not foot due to rounding.

(1)	During the three and nine months ended September 30, 2016, the Partnership recorded a $2.0 million reserve against a note receivable that was recorded in 2015 related to the sale of the Deane mining complex since the Partnership determined it was more likely than not that this note receivable would not be paid. The Partnership believes that the isolation and presentation of these specific items to arrive at Adjusted EBITDA is useful because it enhances investors’ understanding of how the Partnership’s management assesses the performance of the business. The Partnership believes the adjustment of these items provides investors with additional information that they can utilize in evaluating the Partnership’s performance. Additionally, the Partnership believes the isolation of these items provides investors with enhanced comparability to prior and future periods of the Partnership’s operating results.

(2)	For the three and nine months ended September 30, 2016, the Partnership recorded a gain of approximately $1.7 million for the extinguishment of debt. The Partnership executed an agreement with the third party that held approximately $2.8 million of other notes payable to settle the debt for $1.1 million of cash consideration, which resulted in an approximate $1.7 million gain from the extinguishment of this debt. During the three and nine months ended September 30, 2015, the Partnership recorded asset impairment losses of approximately $2.3 million and $4.5 million, respectively. For the three months ended September 30, 2015, the Partnership recorded an asset impairment loss of approximately $2.3 million for the Deane mining complex since this asset is classified as held for sale and was written down to its estimated fair value less costs to sell as of September 30, 2015. For the nine months ended September 30, 2015, the Partnership recorded an additional asset impairment loss of approximately $2.2 million for its Cana Woodford mineral rights since this asset was classified as held for sale and was written down to its estimated fair value less costs to sell as of June 30, 2015. The Partnership believes that the isolation and presentation of these specific items to arrive at Adjusted EBITDA is useful because it enhances investors’ understanding of how the Partnership’s management assesses the performance of the business. The Partnership believes the adjustment of these items provides investors with additional information that they can utilize in evaluating the Partnership’s performance. Additionally, the Partnership believes the isolation of these items provides investors with enhanced comparability to prior and future periods of the Partnership’s operating results.

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	Three Months Ended September 30		Nine Months Ended September 30
($ in millions)	2016	2015	2016	2015
Net cash provided by operating activities	$1.1	$2.5	$5.1	$13.9
Plus:
Increase in net operating assets	5.1	-	6.1	-
Gain on sale of assets	0.1	0.5	0.4	1.2
Amortization of deferred revenue	0.6	0.4	1.3	2.1
Amortization of actuarial gain	-	-	4.8	0.1
Interest expense	1.9	1.4	5.2	3.7
Equity in net income of unconsolidated affiliate	-	0.1	-	0.3
Less:
Decrease in net operating assets	-	1.1	-	4.6
Accretion on interest-free debt	-	-	-	-
Amortization of advance royalties	0.1	0.2	0.7	0.6
Amortization of debt issuance costs	1.0	0.3	2.0	1.1
Loss on retirement of advanced royalties	-	-	0.1	-
Equity-based compensation	-	-	0.5	-
Provision for doubtful accounts	2.0	0.1	2.0	0.5
Loss on asset impairment	-	2.3	-	4.5
Loss on business disposal	0.5	-	119.2	-
Accretion on asset retirement obligations	0.4	0.5	1.1	1.7
Distribution from unconsolidated affiliates	-	-	-	0.2
Equity in net loss of unconsolidated affiliates	-	-	0.1	-
Gain on extinguishment of debt	1.7	-	1.7	-
EBITDA	$3.1	$0.4	$(104.5)	$8.1
Plus: Loss on business disposal and asset impairment (1)	0.5	2.3	119.2	4.5
Plus: Provision for doubtful accounts (2)	2.0	0.1	2.0	0.5
Adjusted EBITDA	$5.6	$2.8	$16.7	$13.1
Less: EBITDA from discontinued operations	0.1	1.6	1.8	7.4
Adjusted EBITDA from continuing operations	$5.5	$1.2	$14.9	$5.7

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(1)	For the three and nine months ended September 30, 2016, the Partnership recorded losses of $0.5 million and $119.2 million related to the sale of its Elk Horn coal leasing company that was discussed earlier. For the three and nine months ended September 30, 2015, the Partnership recorded asset impairment losses of approximately $2.3 million and $4.5 million, respectively. For the three months ended September 30, 2015, the Partnership recorded an asset impairment loss of approximately $2.3 million for its Deane mining complex since this asset is classified as held for sale and was written down to its estimated fair value less costs to sell as of September 30, 2015. For the nine months ended September 30, 2015, the Partnership recorded an additional asset impairment loss of approximately $2.2 million for its Cana Woodford mineral rights since this asset was classified as held for sale and was written down to its estimated fair value less costs to sell as of June 30, 2015. The Partnership believes that the isolation and presentation of these specific items to arrive at Adjusted EBITDA is useful because it enhances investors’ understanding of how the Partnership’s management assesses the performance of the business. The Partnership believes the adjustment of these items provides investors with additional information that they can utilize in evaluating the Partnership’s performance. Additionally, the Partnership believes the isolation of these items provides investors with enhanced comparability to prior and future periods of the Partnership’s operating results.

(2)	During the three and nine months ended September 30, 2016, the Partnership recorded a $2.0 million reserve against a note receivable that was recorded in 2015 related to the sale of the Deane mining complex since the Partnership determined it was more likely than not that this note receivable would not be paid. During the three and nine months ended September 30, 2015, the Partnership recorded provisions for doubtful accounts of approximately $0.1 million and $0.5 million, respectively, related to a few of its Elk Horn lessee customers in Central Appalachia that were in bankruptcy proceedings. The Partnership believes that the isolation and presentation of these specific items to arrive at Adjusted EBITDA is useful because it enhances investors’ understanding of how the Partnership’s management assesses the performance of the business. The Partnership believes the adjustment of these items provides investors with additional information that they can utilize in evaluating the Partnership’s performance. Additionally, the Partnership believes the isolation of these items provides investors with enhanced comparability to prior and future periods of the Partnership’s operating results.

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